                                                                      EXHIBIT 12

               STATEMENTS OF COMPUTATION OF RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                                     SEPTEMBER 30,
                                                              ---------------------------
                                                               1998      1997      1996
                                                              -------   -------   -------
                                                                (DOLLARS IN THOUSANDS)
Computation of Earnings:
  Income before income taxes and extraordinary item.........  $24,129   $18,844   $15,833
Add:
  Interest expense..........................................   60,303    57,603    50,159
                                                              -------   -------   -------
Earnings as adjusted........................................  $84,432   $76,447   $65,992
                                                              =======   =======   =======
Computation of Fixed Charges:(a)
  Interest expense (including amortization of debt
     expense)...............................................  $60,303   $57,603   $50,159
  Preferred stock dividends(b)..............................       --       163       669
                                                              -------   -------   -------
                                                              $60,303   $57,766   $50,828
                                                              =======   =======   =======
Ratio of earnings to combined fixed charges and preferred
  stock dividends...........................................     1.40x     1.32x     1.30x
                                                              =======   =======   =======

---------------

(a) No portion of rental expense could be demonstrated to be representative of the interest factor, and therefore none is included in fixed charges.
(b) Preferred stock dividends have been increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements.